EXHIBIT 99.1

Fletcher Chamberlin
(503) 671-5233

FOR IMMEDIATE RELEASE

Electro Scientific Industries Announces Management Changes,

Revises Restatement of First and Second Quarters

and Results of Third Quarters of 2003

Portland, Oregon (April 15, 2003) — Electro Scientific Industries, Inc. (NasdaqTM—ESIO) announced today that James T. Dooley, the Company’s President and Chief Executive Officer, has been placed on administrative leave of absence pending the results of an ongoing review of the Company’s financial statements for fiscal 2003 and that Barry L. Harmon has been named President and Chief Executive Officer.  In addition, Jon D. Tompkins has been named Chairman of the Board to succeed David F. Bolender.   Mr. Harmon and Mr. Tompkins both are currently directors of the Company.   Mr. Dooley and Mr. Bolender will remain directors of the Company.

                Mr. Harmon was the Company’s Chief Financial Officer from 1993 to 1999.  Subsequent to that time, he served as Senior Vice President, West Coast Operations at Avocent Corporation, and was the Chief Operating Officer and Chief Financial Officer of Apex, Inc., a predecessor of Avocent.  In March 2002, Mr. Harmon was appointed a director of Electro Scientific Industries and, since July 2000, has served as a director of Avocent.

                Mr. Tompkins has served as a director of Electro Scientific Industries since 1998.  Mr. Tompkins retired as Chief Executive Officer of KLA-Tencor Corporation in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999.  He currently remains a director of KLA-Tencor and serves as a director of Cymer, Inc., Credence Systems and Logic Vision.

                As announced on March 20, 2003, the Company is conducting a review primarily focused on the Company’s financial statements for fiscal 2003, and the Company intends to restate its financial statements for the quarters ended August 31, 2002, and November 30, 2002 as a result of the review.  In addition, the Company’s previously announced results for the quarter ended March 1, 2003 will be revised as a result of the ongoing review.  The Company’s audit committee is directing the review, and has retained independent legal counsel and accounting experts to assist it.

Although the review continues, the Company is revising the estimates provided on March 20, 2003.  The Company currently expects that its results for the first quarter will be revised from a net loss of $1.0 million to a net loss of $2.2 million or $0.08 per share, and that its results for the second quarter will be revised from a net loss of $11.5 million to a net loss of $11.9 million or $0.43 per share.  The Company reiterates net sales of $42.9 million in the first quarter and $43.1 million in the second quarter. The Company expects cost of sales to be approximately $25.1 million in the first quarter and $38.0 million in the second quarter.  The Company also expects selling, service and administrative expense for the first quarter to be $14.5 million.

For the third quarter of fiscal 2003, the Company expects to increase cost of sales to $33.0 million, an increase of $1.3 million from the previously announced cost of sales.  The effect of this increase will be to increase net loss in the third quarter to $11.0 million, or $0.40 per share, compared to the previously reported net loss of $10.3 million, or $0.37 per share.

The completion of the audit committee’s review could result in a determination to further restate the Company’s financial statements other than as described above, which could have a material adverse effect on its reported financial results.  When the audit committee’s review is completed, the Company will provide more specific comments.  As a result of the ongoing review, the Company will not file its quarterly report on Form 10-Q for the third quarter of fiscal 2003 by its due date of April 15, 2003.  The Company intends to file the Form 10-Q for the third quarter promptly following the completion of its review of the financial statements for previous quarters in fiscal 2003.

“ESI is committed to ensuring the completeness and accuracy of its financial reporting.  The audit committee is working diligently with the new management team to resolve all past financial reporting issues and to reestablish a strong, controlled process for the future,” Mr. Harmon stated. “We believe that ESI’s fundamental business remains sound in the long term, and we are committed to providing our customers and partners with excellent products and services.”

                The Company will host a conference call and simultaneous webcast with Messrs. Harmon and Tompkins at 4:30 p.m. EDT (1:30 p.m. PDT) on April 15, 2003.  A digital audio replay will also be available on the web until April 28, 2003.  Both the simultaneous webcast and the audio replay will be available through the Investor Relations section of the Company’s website at http://www.esi.com.

                This press release includes forward-looking statements, which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.  These statements include statements about the audit committee’s ongoing review of the Company’s financial statements, the date by which the Company will file its restated financial statements and its Form 10-Q for the third quarter of fiscal 2003 and statements regarding the strength of the Company’s fundamental business.  Such statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.  The Company may discover new information and determine that further accounting adjustments should be made, which may materially increase the amount of the adjustment that the Company currently believes it will record for the first, second and third quarters of fiscal 2003, or may require a restatement of other prior fiscal periods.  Other risks are discussed in more detail in the Company’s Annual Report on Form 10-K and interim reports on Form 10-Q.

About ESI

ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market.  Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets.  ESI’s web site is http://www.esi.com.

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